[LOGO]                                                                      NEWS
                                                               IMMEDIATE RELEASE
                                                           CONTACT: LES VAN DYKE
                                                               (713) 653-7248 OR
                                                             lvandyke@bmgold.com
                                                        WEB PAGE: www.bmgold.com

            BATTLE MOUNTAIN GOLD POSTS THIRD QUARTER LOSS, CONTINUES
                          STRONG OPERATING PERFORMANCE

     Houston, October 26, 1999 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a third quarter consolidated net loss of $14 million, or 6 cents per share, compared with a net loss of $9.6 million, or 4 cents per share, in the same period last year. For the first nine months of 1999, the Company reported consolidated net losses of $45 million, or 20 cents per share, compared with $24.2 million, or 11 cents per share, in the same period last year.

     BMG President and Chief Operating Officer, John A. Keyes, said that the quarter was characterized by the following factors:
- operating cash flow $11 million higher than the first half of 1999,
- an $18 per ounce reduction in cash costs over the second quarter,
- a 6% increase in production over the second quarter,
- a 1.5 million ounce reserve increase at the Phoenix project, as previously reported,
- a strengthening of the Company's financial position,
- and a $9.5 million non-cash environmental remediation charge for the San Luis property, offset by a $6.6 million partial restoration of previous non-cash write-downs of Niugini Mining Ltd. (NML).

     Keyes noted that the Company produced 198,000 ounces of gold at an average cash production cost of $152 per ounce during the third quarter. Gold production for the first nine months was 561,000 ounces at an average cash cost of $164 per ounce. The Company expects to exceed its production target for the year of 725,000 ounces and improve on its cash cost forecast of $172 per ounce.

     Keyes said that cash flow from operations improved significantly during the nine-month period to $13.6 million, compared with $2.6 million for the first six months of 1999. He emphasized that the Company has made significant strides during the year to lower costs, as reflected by sharply diminishing operating losses, even at lower gold prices. These improvements are expected to be clearly reflected in the Company's fourth quarter performance, assuming recent gains in gold prices to above $300 per ounce are sustained over the period.

     Keyes added that the Company's financial position was strengthened by the completion of the restructuring of its $104 million loan facility; the prospect of greatly improved liquidity in more....

BMG REPORTS STRONG OPERATING PERFORMANCE, ADD 1.....

the Company's interest in Lihir through the pending merger of NML with Lihir Gold Limited (LGL); and the implementation of a limited hedging program. The Company's cash position was $79.2 million at the end of the first nine months, including $40 million in restricted cash related to the Company's recently restructured loan agreement which greatly improves the Company's repayment schedule over the next 4 years.

     BMG's cash flow position going forward is expected to be enhanced by improving gold prices, and will also be supported by the Company's limited hedging program. The hedge program is designed with three objectives in mind: To help protect the next five years' cash flow from any potential price deterioration; to help ensure that the Company is able to execute its operating and development plans while meeting its financial obligations; and to maintain exposure to upside moves in the gold price.

                         HEDGE POSITION (AS OF 10/26/99)
TYPE          OUNCES             PERIOD COVERED                        PRICING
-------------------------------------------------------------------------------------
COLLAR       100,000         1Qtr. '00 - 4Qtr. '03         Put @ $290 -Call @ $335
COLLAR       100,000         1Qtr. '00 - 4Qtr. '03         Put @ $280 -Call @ $340
COLLAR       100,000         1Qtr. '00 - 4Qtr. '03         Put @ $320 -Call @ $370
-------------------------------------------------------------------------------------

     To date, BMG has taken advantage of the rising market to hedge a total of 300,000 ounces of production for delivery over the next four years, or about 19,000 ounces per quarter. In addition, as part of its 90-day gold sales program, the Company could be required to deliver 15,000 ounces of gold in the fourth quarter of 1999 at $320 per ounce. BMG currently produces about 190,000 ounces per quarter. There is no lease rate or margin call risk on the Company's current hedge book. So far, the Company has employed a cash-neutral strategy, utilizing matched puts and calls. The puts create floors ranging from $280 to $320 per ounce, and the calls range from $335 to $370 per ounce on the upside. BMG expects to continue to build that position in a gradual manner over the next few years, as appropriate. The Board will continue to regularly monitor the implementation of the Company's hedging program, and these activities will be updated as part of BMG's normal quarterly reporting.

     The loss for the quarter included a non-cash environmental remediation charge for the San Luis property of $9.5 million, which was offset by a $6.6 million partial restoration of the previous non-cash write-down of the Company's investment in NML. The San Luis remediation charge is based upon the Company's best estimate of the cost to address long-term water-quality issues at the shut down San Luis property. These issues are technical in nature, and the water quality does not pose a risk to human health or the environment. The Niugini Mining gain, which is in keeping with current accounting standards and practices, reflects an increase of 10% in the market value of NML's interest in LGL. As previously reported, NML has agreed to be acquired by Lihir Gold Limited. The transaction is subject to necessary regulatory and shareholder approvals.

     The loss for the nine month period ending September 30 includes the environmental remediation charge of $9.5 million, offset by foreign currency gains of $6.9 million. The losses more....

BMG REPORTS STRONG OPERATING PERFORMANCE, ADD 2.....

were significantly impacted by the $34 per ounce decline in average realized gold prices to $272 per ounce, compared with the same period last year.

                             OPERATIONS/DEVELOPMENT
     For 1999, BMG continues to enjoy a position as one of the industry's lower cost producers. Cash operating costs for 1999 are targeted to average less than $170 per ounce, with total production now expected to be approximately 750,000 attributable ounces of gold.

     Keyes emphasized the significant progress that is being made at the Phoenix project, noting that it is a sound project with rapidly rising rates of return at gold prices of $280 per ounce and above. Assuming a $300 gold price, the Company currently hopes to add approximately 400,000 ounces at year end. Additional upside potential still remains both within the current interim pit design, which could help to further lower the overall strip ratio and improve project economics, and elsewhere on the Complex property. Permitting for Phoenix is moving ahead, and the Company currently hopes to have a draft environmental impact statement early next year.

     In Canada, the GOLDEN GIANT mine performed well during the quarter with both higher than plan throughput and grades contributing to higher than anticipated production and lower costs. Development work on Block 5 continued to advance.

     The 88% owned KORI KOLLO mine in Bolivia continued to have good performance and is essentially on target for the year. Ore grades for the quarter were on plan, partially offset by slightly lower recoveries and mill throughput.

     Work is moving ahead on schedule on the year-long 200,000-ton pilot-plant test of the near-by LLALLAGUA bio-oxidation heap leach project, which continues to indicate recovery rates in the 70% range are feasible. BMG expects to make a decision to proceed with detailed drilling of the deposit this quarter and to reach a production decision late in 2000. The Company's current model shows that it has a minimum of 850,000 ounces of resources at Llallagua at $280 gold, with good upside potential. The project is expected to have low capital development costs, because the Company expects to be able to utilize the existing Kori Kollo infrastructure.

     The 84.65% owned HOLLOWAY mine reported significant gains in production performance as both tonnage and grade improved. Cash operating costs during the third quarter were $162 per ounce, compared with $190 in the same period last year.

     BMG's 50% joint venture interest in the PAJINGO COMPLEX in Queensland, Australia, performed ahead of plan due to slightly higher grades and higher mill throughput. During the quarter, cash production costs were $112 per ounce at this long-term low-cost asset. Total production at the Vera/Nancy mine there is targeted to double by the year 2000 to at least 200,000 ounces per year.

                                   EXPLORATION
     Keyes noted that the Company has been making good progress in its reserve replacement work, even at lower gold prices. As a result, three of BMG's four mines -- Holloway, Kori Kollo more....

BMG REPORTS STRONG OPERATING PERFORMANCE, ADD 3.....

and the Vera/Nancy JV, are in a position to add reserves with very little capital required. Both Phoenix and Crown Jewel also have tremendous potential. The result is anticipated to be a net increase in the Company's year end 1999 estimated reserve position, compared with last year.

     At HOLLOWAY, the underground drill program this year hopes to replace mined reserves. This material is being added in the Lightning Zone, with excellent upside potential in the Middle Zone. Three drills are currently working under ground, and an additional machine is drilling from the surface. Recently, BMG has several good holes at its Blacktop property, in which it has an option to earn a 100% interest. Blacktop is only about one mile from Holloway and could be easily accessed from the Company's current underground workings. Assay results returned from the first three holes in the Blacktop drill program reported significant intercepts of 0.188 ounces per ton gold (opt)/87 ft, including two higher grade intercepts of 0.37 opt/20 ft and 0.21 opt/29 ft. The other two holes had intercepts of 0.298 opt/52 ft and 0.120 opt/17 ft. Drilling to confirm and expand this satellite resource is continuing.

     At KORI KOLLO, in Bolivia, in addition to the previously mentioned Llallagua deposit, in-pit drilling in the Kori Kollo pit is confirming additional reserves within the current pit limits. Results to date from the in-pit drilling indicate that the pit life can be extended. Both grade and ounces have improved, and the pit bottom is being redesigned to access the new material.

     At VERA/NANCY, in Australia, the joint venture is continuing to add resources. The latest resource calculation for Vera South is approximately 2.2 million tons at 0.41 ounces per ton. That works out to roughly 450,000 ounces to BMG's account. This brings the overall resource to approximately 4.6 million tons at 0.426 ounces per ton, or about 1,965,000 ounces. Drill intercept highlights for the quarter include 0.511 opt/31ft, 0.416 opt/7 ft, 0.364 opt/28 ft, and 0.108 opt/25 ft.

     In terms of more grass-roots efforts, the Company has continued drill testing Tres Cruces in Peru and Casposo in Argentina. At TRES CRUCES, all planned drilling was completed in September. Data assessment and economic modeling will be completed to bring the project to a decision point as soon as possible.

     CASPOSO is located in the lower elevations of the Andes, near San Juan, Argentina, and is a very promising "grass roots" exploration project. Surface showings there are very similar to the Vera/Nancy deposit in Australia. In the first phase of diamond drilling, eight of the 12 holes yielded excellent results and confirm the similarities with the Vera/Nancy property. Among the better results are: 1.39 opt gold (Au) and 4.66 opt silver (Ag)/17 ft; 0.26 opt Au and
1.26 opt Ag/25 ft; and 0.157 opt Au and 6.47 opt Ag/43 ft. In the second round of drilling, five of the 10 holes returned significant assays including: 0.665 opt Au/14 ft; 0.287 opt Au/65 ft; 0.266 opt Au/30 ft; 0.193 opt Au/22 ft; and
0.136 opt Au/75 ft. Additional work is under review.

     The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document, are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could vary significantly from the estimates presented. Also refer to the cautionary statement contained in the Company's Form 10-K and 10-Q for the most recent reporting periods. #####

  BATTLE MOUNTAIN GOLD COMPANY

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                   Three months ended              Nine months ended
                                                                       September 30                   September 30
                                                                       ------------                   ------------
US$ MILLIONS, EXCEPT PER SHARE AMOUNTS                              1999         1998              1999         1998
--------------------------------------                              ----         ----              ----         ----
Sales                                                             $   54.6    $   70.0            $ 161.8      $ 217.2
                                                                   -------     -------             ------       ------
Costs and expenses
   Production costs                                                   36.1        39.2              109.0        122.6
   Depreciation, depletion and amortization                           16.6        19.9               46.8         62.4
   Exploration, evaluation & other lease costs, net                    3.9         3.5               13.1         16.3
   General and administrative expenses                                 4.3         3.7               11.3         11.1
   Environmental remediation charges                                   9.5          --                9.5           --
   Loss (gain) related to assets held for sale                        (6.6)         --               13.3           --
                                                                   -------     -------             ------       ------
         Total costs and expenses                                     63.8        66.3              203.0        212.4
                                                                   -------     -------             ------       ------

Operating income (loss)                                               (9.2)        3.7              (41.2)         4.8

   Interest expense                                                   (3.7)       (4.5)             (11.2)       (13.9)
   Interest income                                                     0.9         2.7                3.3          8.7
   Foreign currency exchange gain (loss), net                          0.1        (7.2)               6.9        (12.6)
   Minority interest in net loss (income)                              0.5          --                1.1         (1.3)
   Equity in losses of Lihir                                            --        (1.8)                --         (4.5)
   Other income (expense), net                                         0.4        (0.2)               0.9          0.2
                                                                   -------     -------             ------       ------

Loss before income taxes                                             (11.0)       (7.3)             (40.2)       (18.6)

   Income tax benefit                                                  1.0         1.8                3.2          5.4
   Mining tax expense                                                 (2.1)       (2.2)              (2.4)        (5.4)
                                                                   -------     -------             ------       ------

Net loss                                                             (12.1)       (7.7)             (39.4)       (18.6)
    Preferred dividends                                                1.9         1.9                5.6          5.6
                                                                   -------     -------             ------       ------

Net loss to common shares                                         $  (14.0)   $   (9.6)           $ (45.0)     $ (24.2)
                                                                   -------     -------             ------       ------
                                                                   -------     -------             ------       ------

Loss per common share - basic and diluted                         $   (.06)   $   (.04)           $  (.20)     $  (.11)
                                                                   -------     -------             ------       ------
                                                                   -------     -------             ------       ------

Dividends per common share                                        $     --    $   .025            $    --      $  .050
                                                                   -------     -------             ------       ------
                                                                   -------     -------             ------       ------

Average common shares outstanding for loss
   per share purposes - basic and diluted                            229.9       229.8              229.9        229.8
                                                                   -------     -------             ------       ------
                                                                   -------     -------             ------       ------

                          BATTLE MOUNTAIN GOLD COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                    September 30,       December 31,
                                                                        1999                1998
                                                                    -------------       ------------
US$ MILLIONS                                                         (Unaudited)
------------
Assets
   Current assets
     Cash and cash equivalents                                          $   38.8           $  147.6
     Restricted cash                                                         0.4                7.7
     Accounts and notes receivable                                          12.0               13.8
     Product inventories                                                     7.8                8.9
     Materials and supplies, at average cost                                25.2               23.4
     Assets held for sale                                                   95.0              108.3
     Other current assets                                                    3.2                2.7
                                                                        --------           --------
         Total current assets                                              182.4              312.4

   Investments                                                              10.8               19.4

   Property, plant and equipment, net                                      339.5              341.9

   Restricted cash                                                          40.0                 --

   Other assets                                                             14.9               20.4
                                                                        --------           --------

Total assets                                                            $  587.6           $  694.1
                                                                        --------           --------
                                                                        --------           --------

Liabilities and Shareholders' Equity
   Current liabilities
     Short-term borrowings                                              $     --           $   14.9
     Current maturities of long-term debt                                    2.7               37.0
     Debt due upon disposal of assets held for sale                         30.0                 --
     Accounts payable                                                       14.8               14.3
     Income and mining taxes payable                                        13.6               23.9
     Other current liabilities                                              14.3               12.9
                                                                        --------           --------
         Total current liabilities                                          75.4              103.0

   Long-term debt                                                          176.8              203.6
   Deferred income and mining taxes                                         67.6               72.0
   Other liabilities                                                        61.5               50.1
                                                                        --------           --------
         Total liabilities                                                 381.3              428.7

   Minority interest                                                         6.4               17.7

   Shareholders' equity                                                    199.9              247.7
                                                                        --------           --------

Total liabilities and shareholders' equity                              $  587.6           $  694.1
                                                                        --------           --------
                                                                        --------           --------

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Nine months ended
                                                                              September 30
                                                                              ------------
US$ MILLIONS                                                             1999            1998
------------                                                             ----            ----
Cash flows from operating activities
   Net loss                                                            $   (39.4)      $   (18.6)
   Adjustments to reconcile net loss to cash flows
     from operating activities:
       Depreciation, depletion and amortization                             46.8            62.4
       Environmental remediation charges                                     9.5              --
       Deferred income taxes                                                (2.8)          (16.8)
       Foreign currency exchange loss (gain), net                           (6.9)           12.6
       Loss related to assets held for sale                                 13.3              --
       Equity in losses of Lihir                                              --             4.5
       Change in working capital accounts, net                              (5.9)           13.3
       Other, net                                                           (1.0)            4.7
                                                                        --------        --------

Net cash flows provided by operating activities                             13.6            62.1
                                                                        --------        --------

Cash flows from investing activities
   Capital expenditures                                                    (37.3)          (37.9)
   Crown Butte liquidating dividend to minority shareholders               (11.0)             --
   Proceeds from sale of assets                                             11.3             1.9
   New World settlement                                                       --            34.9
   Investment in Lihir Gold Limited                                           --           (11.5)
   Other, net                                                               (2.9)            1.4
                                                                        --------        --------

Net cash flows used in investing activities                                (39.9)          (11.2)
                                                                        --------        --------

Cash flows from financing activities
   Debt repayments                                                         (30.8)          (30.0)
   Decrease in short-term borrowings                                       (14.9)           (4.9)
   Cash dividend payments                                                   (5.6)          (17.1)
   Decrease (increase) in restricted cash                                  (32.7)            8.7
   Other, net                                                                0.1             0.3
                                                                        --------        --------

Net cash flows used in financing activities                                (83.9)          (43.0)
                                                                        --------        --------

Effect of exchange rate changes on cash and cash equivalents                 1.4             0.3
                                                                        --------        --------

Net increase (decrease) in cash and cash equivalents                      (108.8)            8.2
Cash and cash equivalents at beginning of period                           147.6           185.0
                                                                        --------        --------

Cash and cash equivalents at end of period                             $    38.8       $   193.2
                                                                        --------        --------
                                                                        --------        --------

                          BATTLE MOUNTAIN GOLD COMPANY

            SUPPLEMENTAL INFORMATION - OPERATING DATA (Unaudited) (1)
              (Production data reflects BMG attributable interests)
                           (US$, ounces in thousands)

                                                           Three months ended                  Nine months ended
                                                              September 30                        September 30
                                                              ------------                        ------------
                                                           1999           1998                 1999        1998
                                                           ----           ----                 ----        ----
GOLDEN GIANT
    Gold ounces recovered                                     94            103                  258         293
    Silver ounces recovered                                    9              6                   16          23
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 126          $ 106                $ 147       $ 115
    Depreciation, depletion and amortization                  64             62                   65          67
    Reclamation and mine closure costs                         3              4                    3           4
                                                            ----           ----                 ----        ----
    Total production costs                                 $ 193          $ 172                $ 215       $ 186
-------------------------------------------------------------------------------------------------------------------
KORI KOLLO (88% Interest)
    Gold ounces recovered                                     61             72                  187         221
    Silver ounces recovered                                  150            205                  516         650
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced (2)
    Cash production costs                                  $ 196          $ 182                $ 191       $ 177
    Depreciation, depletion and amortization                  92            129                   89         131
    Reclamation and mine closure costs                        11             11                   11          11
                                                            ----           ----                 ----        ----
    Total production costs                                 $ 299          $ 322                $ 291       $ 319
-------------------------------------------------------------------------------------------------------------------
HOLLOWAY (84.65% Interest)
    Gold ounces recovered                                     28             20                   71          59
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 162          $ 190                $ 188       $ 220
    Depreciation, depletion and amortization                 130            107                  131         113
    Reclamation and mine closure costs                         2              2                    2           2
                                                            ----           ----                 ----        ----
    Total production costs                                 $ 294          $ 299                $ 321       $ 335
-------------------------------------------------------------------------------------------------------------------
VERA/NANCY (50% Interest)
    Gold ounces recovered                                     15             10                   45          35
    Silver ounces recovered                                   11              9                   35          29
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 112          $ 150                $ 116       $ 138
    Depreciation, depletion and amortization                  39             35                   36          30
    Reclamation and mine closure costs                         2              2                    1           1
                                                            ----           ----                 ----        ----
    Total production costs                                 $ 153          $ 187                $ 153       $ 169
-------------------------------------------------------------------------------------------------------------------
OTHER (3)
    Gold ounces recovered                                                    23                               82
    Silver ounces recovered                                                  29                               97
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                                 $ 259                            $ 232
    Depreciation, depletion and amortization                                 96                               95
                                                                           ----                             ----
    Total production costs                                                $ 355                            $ 327
-------------------------------------------------------------------------------------------------------------------

                          BATTLE MOUNTAIN GOLD COMPANY

            SUPPLEMENTAL INFORMATION - OPERATING DATA (Unaudited) (1)
              (Production data reflects BMG attributable interests)
                           (US$, ounces in thousands)

                                                            Three months ended                 Nine months ended
                                                               September 30                       September 30
                                                               ------------                       ------------
                                                             1999          1998                1999         1998
                                                             ----          ----                ----         ----
AGGREGATE DATA
   Gold ounces recovered - BMG share                         198            229                 561          690
   Gold ounces sold - BMG share                              195            230                 558          689
   Gold ounces recovered                                     207            253                 587          769
   Gold ounces sold                                          205            254                 585          768
   Average price per gold ounce realized                  $  262         $  299              $  272       $  306
------------------------------------------------------------------------------------------------------------------

   Silver ounces recovered - BMG share                       170            249                 567          799
   Silver ounces sold - BMG share                            165            253                 562          800
   Silver ounces recovered                                   190            283                 637          917
   Silver ounces sold                                        184            290                 631          920
   Average price per silver ounce realized                $ 5.26         $ 5.19              $ 5.20       $ 5.61
------------------------------------------------------------------------------------------------------------------

   Weighted Average Cost per Gold Ounce Produced
   Cash production costs                                  $  152         $  155              $  164       $  159
   Depreciation, depletion and amortization                   80             90                  79           93
   Reclamation and mine closure costs                          5              5                   6            5
                                                           -----          -----               -----        -----
   Total production costs                                 $  237         $  250              $  249       $  257
------------------------------------------------------------------------------------------------------------------

(1) Effective January 1, 1999, current and prior period production costs are presented on an ounces-produced basis, versus an ounces-sold basis as previously reported.

    Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs. These guidelines also provide for reporting on a cost per gold ounce basis, rather than cost per equivalent gold ounce.

(2) Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax for per ounce cost calculations and are therefore not included in these cost calculations.

(3) Battle Mountain Complex, Lihir and San Cristobal. Production data for the Reona mine at the Battle Mountain Complex is not presented for 1999 because it was placed on care and maintenance effective January 1, 1999. Data for the Lihir and San Cristobal mines are not included in 1999 as the Company has classified its investment in Niugini Mining Limited as an asset held for sale as of December 31, 1998.